UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2005
Telecomunicaciones de Puerto Rico, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
Commission File Number 333-85503

Commonwealth of Puerto Rico (STATE OR OTHER JURISDICTION OF INCORPORATION)	66-0566178 (I.R.S. EMPLOYER IDENTIFICATION NO.)

1515 F.D. Roosevelt Avenue Guaynabo, Puerto Rico (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	00968 (ZIP CODE)
Registrant’s telephone number, including area code 787-792-6052
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Effective August 15, 2005, Mr. Raúl García resigned from his position of Controller and Chief Accounting Officer of Telecomunicaciones de Puerto Rico, Inc. (the “Company”) and from Puerto Rico Telephone Company, Inc. (“PRTC”), a wholly-owned subsidiary of the Company. Mr. García has accepted a position with Verizon Information Services as Director of Budget, Planning and Financial Analysis for the South Region.
On August 19, 2005, PRTC announced the appointment of Mr. Rafael Otaño who will replace Mr. García as Controller and Chief Accounting Officer of PRTC and the Company effective August 22, 2005. Mr. Otaño, who is 41 years old, is a Certified Public Accountant and a Certified Financial Planner. He obtained a Bachelors Degree of Science in Accounting from Marquette University.
Since July 2004, Mr. Otaño has been an investment management consultant for Consultiva Internacional, Inc., an international investment management consulting firm. He started his own business in 2002 by providing consulting services to PRTC in the areas of financial reporting, financial systems and rate structure. From 1999 thru 2001, he was Director of Budget, Planning and Financial Analysis for PRTC. In 1998, he was Director of Budget, Financial and Strategic Planning for GTE Wireless in Atlanta.
Mr. Otaño will receive an annual base salary of $115,000, an annual car allowance of $6,300, an executive incentive performance bonus of 16% of his base salary and a Christmas bonus of 8% of his base salary. Mr. Otaño will also be eligible to participate in the PRTC pension plan, in the PRTC Employee Stock Ownership Plan, and in the medical, dental, life and disability insurance plans and other fringe benefit programs, each on substantially the same terms as similarly situated executive officers of PRTC and the Company.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telecomunicaciones de Puerto Rico, Inc.
By:	/s/ Héctor Houssay
Héctor Houssay
Chief Financial Officer

Date: August 19, 2005